Exhibit 10.4

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement (this “Amended and Employment Agreement”) is dated as of July 1, 2024, by and between SleepX Ltd, a company organized under the laws of the State of Israel with registration number 516045705, having its principal place of business at 17 Alon, Gvaot bar (the “Company”), and Asaf Porat, ID #032760084 (the “Executive”).

WHEREAS:	The Company and Executive entered into an employment agreement dated as of July 1, 2021 (the “Original Employment Agreement”) pursuant to which Execuive has been employed as the CFO of the Company and AppYea, Inc. a Nevada corporation and parent company of the Company (the “Parent Company”): and

WHEREAS:	The Company and Executive desire to amend the Original Employment Agreement as herein provided and following such amendment and restatement of the Original Employment Agreement, the rights and obligation of the parties going forward shall be governed solely by the Amendment and Restated Employment Agreement; and

WHEREAS	the Executive represents that he has the required skill and knowledge to serve as CFO of the Company and he desires to engage in such employment, according to the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the respective agreements of the parties contained herein, the parties agree as follows:

1.	Employment

A.	The Company agrees to continue employing the Executive and the Executive agrees to be employed by the Company on the terms and conditions set out in this Agreement.

B.	The Executive agrees that henceforth the Original Employment Agreement shall be deemed terminated and null and void and Executive agrees to waive any all rights and privileges without exception under the Original Employment Agreement, except for those rights included in the letter agreement entered into on or about April 2024 between the Company and Executive relating to amounts owed to Executive. Going forward, Executive’s rights and obligation with respect to his employment shall be governed solely by this Amended and Restated Employment Agreement and Executive acknowledges that the new terms of employment under this Amended and Restated Employment Agreement, including reduction in salary and hours, are acceptable to him. Subject to compliance with the terms of this Amended and Restated Employment Agreement, Executive agrees that he irrevocably waives any claim or allegation as to any rights under the Original Employment Agreement and the manner in which the new Amended and Restated Employment Agreement was entered into.

C.	The Executive shall be employed as the CFO of the Company and Parent Company and shall be responsible for performing the Executive Tasks specified in Exhibit A.

D.	The Executive shall perform the duties, and responsibilities as specified and approved, by the board of directors, according to the company strategy plan and related goals, in a loyal, diligent and dedicated manner and to the best of his skills and expertise. The Executive will report to the Company’s Chief Executive Officer and to the Board.

E.	The Executive’s position, duties and responsibilities hereunder shall be in the nature of management duties that demand a special degree of personal care and loyalty and therefore the directives of the Work Hours and Rest Law, 5711 – 1951 (the “Work Hours and Rest Law”), or any law to be enacted in its place, shall not be applicable regarding to the Executive or to the activities the Executive will perform for the Company. Accordingly, the statutory limitations of this law or any employment law or regulation shall not apply to this Agreement. The Executive further acknowledge and agree that the Salary and benefits provided for in this Agreement include a proper and just reward for the requirements of his position and status and his obligation to work additional and irregular hours. Accordingly, The Executive acknowledge that he will not be entitled to any further remuneration or payment whatsoever other than the Compensation and benefits set out in this Agreement. As per the requirements under applicable law, executive shall cooperate with the Company in maintaining a record of the number of hours of work performed, in accordance with the Company’s policy and instructions.

2.	Compensation

A.	The Executive will be entitled to compensation as defined in Exhibit A to this Agreement (the “Compensation”), subject to normal pay review increases from time to time at the discretion of the Board.

B.	It is explicitly declared and agreed that the Compensation is the sole and complete compensation the Executive is entitled to in exchange for the services he will execute according to this Agreement.

C.	Compensation, of any kind, will be paid only as long as employee is actually employed by the Company and this agreement is in term.

3.	Termination

A.	This Agreement shall be effective as of the Effective Date shall continue until terminated as herein provided,

B.	It is generally agreed that all the rules and regulations regarding hiring, a hearing before termination, a prior notice period, etc., will apply on the relationship between the parties.

C.	Notwithstanding the above, the Company may terminate this Agreement subject to the duty of hearing and any other legal duty applicable to it. The Executive may terminate this Agreement for any reason. It is hereby agreed that the mutual prior notice period before termination will be as set forth in Exhibit A (the “Notice Period”), but in no event less than the minimum required by law.

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D.	The Company may terminate Executive’s employment for a proven Cause (as defined herein below), in which event there shall be no Notice Period; provided however, that the Company has specified the basis for the termination in the written notice delivered to the Executive, and allowed her to defend herself against it, subject to any law, including the rules of the hearing. For the purposes hereof, “Cause” shall mean: (i) conviction of Executive of any felony; (ii) fraud, embezzlement of funds of the Company by the Executive; or (iii) activity by Executive constituting direct competition with the Company. (c) falsification of records or reports; (d) any breach of his fiduciary duties or duties of care, trust or loyalty to the Company or any affiliate of the Company (except for conduct taken in good faith) or breach of this Agreement, which, to the extent such breach is curable, has not been cured by her within 15 days after its receipt of notice thereof from Company containing a description of the breach or breaches alleged to have occurred; (e) any breach of confidentiality or non-competition obligations towards the Company; and (f) any other act or omission that constitutes “cause” under Sections 16 and 17 of the Severance Pay Law, 5713 – 1953 (the “Severance Law”).]

E.	Immediately upon termination, the Executive shall transfer his position to his replacement in an orderly and complete manner and shall return to the Company all documents, professional literature and equipment belonging to the Company, which may be in her possession at such time. Notwithstanding the foregoing, the Company may elect to immediately cease Executive’s employment under this Agreement, provided that the Company continues to pay the Compensation for the duration of the Notice Period.

F.	In the event of any termination of employment, whether or not for Cause, and at any time upon the Company’s request, Executive will promptly deliver to the Company, or destroy, in accordance with the Company’s request, all (i) documents, data, records and other information pertaining to his employment, the Confidential Information and/or the Company’s Technology), and (ii) any other equipment belonging to the Company in his possession, and Executive hereby waive any right for a possessory lien with respect to, any documents or data, or any copy or reproduction or excerpt of any documents or data, containing or pertaining any Confidential Information and/or the Company Technology. Upon the Company’s request, Executive agree to promptly provide written certification of the return or destruction of the above, as applicable.

G.	At the end of the Notice Period, pursuant to Section 14 of the Severance Pay Law 5727-1963 (the “Severance Law”), the Company shall automatically transfer to the Executive ownership over his Manager’s Insurance Policy The Company and Executive agree and acknowledge that in the event the Company transfers ownership of the Executive’s Manager’s Insurance Policy to the Executive, the severance portion thereof shall constitute the full payment towards any severance pay the Company may be required to pay to the Executive pursuant to the Severance Law, and the general permit pursuant to Section 14 of the Severance Law, as long as the Manager’s Insurance Policy contains all payments due by law.

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4.	Competitive Activity

During the term of this Agreement, the Executive, unless received written permission from the Company will not directly or indirectly:

A.	Carry on or hold an interest in any company, venture, entity or other business (other than an interest of less than 10% in a publicly traded company) which directly competes with the Technology;

B.	Act as a consultant or executive or officer or in any managerial capacity in a business directly competing with the Technology;

C.	Solicit, canvass or approach or endeavor to solicit, canvass or approach any person who, to her knowledge, was provided with services by the Company or its subsidiaries at any time during the twelve (12) months immediately prior to the termination date, for the purpose of offering services or products which directly compete with the Technology; or

D.	Employ, solicit or entice away or endeavor to solicit or entice away from the Company or its subsidiaries any person employed by the Company or its subsidiaries any time during the twelve (12) months immediately prior to the termination date with a view to inducing that person to leave such employment and to act for another employer in the same or a similar capacity.

5.	Ownership and Protection of Intellectual Property and Confidential Information:

The Executive shall execute the Employee Proprietary Information, Non-Competition and Inventions Agreement in the form attached hereto as Exhibit B.

6.	Company Policies

A.	Executive agrees to adhere and comply with the rules and policies of the Company as may be published by the Company from time to time.

B.	Sexual Harassment. The Company sees violations of the Law for Prevention of Sexual Harassment (the “Sexual Harassment Law”) in a severe light. Executive hereby acknowledges that he has been informed of the Company’s policy regarding sexual harassment, including the existence of Company guidelines for the prevention of sexual harassment that may be received at any time from the employee in charge of enforcing the Sexual Harassment Law in the Company, and that violating the Sexual Harassment Law Sexual, or said Company guidelines constitutes, among other things, a severe disciplinary offence and a Cause.

C.	Executive hereby grant consent to the Company and its affiliates, and its/their employees, wherever they may be located, to utilize and process his personal information, including data collected by the Company for purposes related to her employment. This may include transfer of Executive’s personnel records outside of Israel and further transfers thereafter. All personnel records are considered confidential and access will be limited and restricted to individuals with need to know or process that information for purposes relating to Executive’s employment only, such as management teams and human resource personnel. The Company may share personnel records as needed solely for such purposes with third parties assisting human resources administration

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7.	Notice

A.	For this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or sent by registered mail, postage prepaid, addressed to the respective addresses set forth below or last given by each party to the other, except that notice of change of address shall be effective only upon receipt.

B.	The initial addresses of the parties for purposes of this Agreement shall be as set forth in the preamble hereto.

8.	Miscellaneous

A.	No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

B.	This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Israel and sole jurisdiction shall be granted to the competent courts in the Tel-Aviv district.

C.	The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

D.	This Agreement constitutes the entire agreement between the parties hereto and supersedes all prior agreements, understandings and arrangements, oral or written, between the parties hereto with respect to the subject matter hereof. No agreement or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made either party which is not expressly set forth in this Agreement.

E.	This Agreement shall be binding upon and shall inure to the benefit of the Company, its Successors and Assigns, and the Company shall require such successor or assign to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place. The term “Successors and Assigns” as used herein shall mean a corporation or other entity acquiring all or substantially all the assets and business of the Company (including this Agreement), whether by operation of law or otherwise.

F.	Neither this Agreement nor any right or interest hereunder shall be assignable or transferable by the Executive, her beneficiaries or legal representatives, except by will or by the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal personal representative.

G.	The provisions of Sections 5 and 6 of this Agreement shall survive the rescission or termination, for any reason, of this Agreement, and shall survive the termination of the Executive’s employment with the Company.

H.	The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

SleepX Ltd

By:	Boris Molchadski
Title:	Chairman
Signature:	/s/ Boris Molchadski

Executive

Asaf Porat

Signature:	/s/ Asaf Porat

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Exhibit A

Compensation

1.	Salary

a.	In consideration for the Executive’s services, the Company will pay the Executive a monthly gross salary of NIS 11,800 (the “Salary”), which shall be paid each month with respect to the preceding month, in accordance with the Company’s payroll practices, the total monthly cost to the Company of Salary and all benefits thereunder, including Company contribution amounts, shall not exceed 15,000 NIS.

Notwithstanding the foregoing, with respect to the months July and August 2024, Executive shall be paid an additional 7,500 NIS for accrued and unused vacation days under the Original Employment Agreement.

b.	An amount equal to 8.33% of the Salary shall be deducted from Salary and which shall be allocated to a fund for severance pay, and an additional amount equal to 6.5% deducted from the Salary which shall be allocated to a provident fund including disability insurance and life/survivors insurance.

c.	In addition, the Company will deduct from the Salary an amount equal to 6% of the Salary, which shall constitute Employee’s contribution to the provident fund (the “Employee Participation”).

d.	Subject to the total monthly cost of Executive’s employment to the Company not exceeding 15,000 NIS, the Company will contribute to a recognized educational fund an amount equal to 7.5% of the Salary and will deduct from each monthly payment and contribute to such education fund an additional amount equal to 2.5% of the Salary.

e.	Executive acknowledges that he shall not be entitled to any further remuneration or payment whatsoever other than the Salary and benefits set forth in this Exhibit A, unless expressly specified in the Agreement.

f.	In addition, the Company shall deduct from the Salary, and Executive hereby consents to all relevant employee only deductions, such as all national insurance fees, health insurance fees, income tax and any other amounts required by law, and shall provide Executive with requisite documentation regarding such deductions.

g.	Executive agrees that the Company shall be entitled to set off from any payment due to him, any sums which he may from time to time owe the Company with respect to the Agreement after giving a notice.

2.	Options

Executive agrees that the rights to options for shares of common stock of Parent Company previously granted to Executive for 13,079,247 shares of Parent Company common stock shall be reduced to 3,000,000 shares of Parent Company common stock and by his signature hereto he waives all claims and rights with respect to options for 10,079,247 shares of Parent Company’s common stock.

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3.	Bonuses. Upon an equity capital raise by the Company from new investors (i.e., not existing shareholders or investors who have invested previously in the Company or their affiliates ) that Executive initially approached, and in which the Executive is involved in closing, the Executive will be entitled to a bonus comprised of 5% of the cash received (less any commission paid or payable in respect thereof ) and 5% of the cash raised payable in options for common stock of the Parent Company based on the per share price paid by the investor and at a per share exercise price equal to the per share purchase price paid by the investor. Any investment from new investors introduced to the Company by current investors or their affiliates which Executive initially approached shall entitle Executive to a bonus comprised of 2.5% of the cash received (less any commission paid or payable) and 5% of the cash raised in options for common stock of the Parent Company based on the per share price paid by investor and at a per share exercise price equal to the per share purchase price paid by the investor. Notwithstanding the foregoing, the Company shall not be required to pay out total fees for any such raise, including the bonius, in an amount exceeding 10% of net proceeds of such raise and, accordingly, to the extent that the Company is required to pay to a third party commission or other fees based on the raise, the Bonus to the Executive shall be proportionally reduced. By way of illustration, if the Company is required to pay to a third party a commission of 9% in respect of such raise, then the cash portion of the bonus to the Executive shall be reduced to 1%.

The bonus will be paid within 7 business days of the date on which the capital raise proceeds are received.

5. Benefits

5.1 Social Benefits as required by law shall be paid to the Executive

5.2 Vacation days. Executive shall be entitled to twelve (12) vacation days per year (excluding holidays and official non-working days). Executive shall take one vacation day each month, beginning July 2024. Executive shall not accumulate any vacation days.

6. Notice Period: The Notice Period shall be 30 days.

7. Executive tasks:

SleepX Ltd	Executive

By:	Asaf Porat (ID: ____________)
Title:
Signature: ___________________	Signature: _________________

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Exhibit B

EMPLOYEE PROPRIETARY INFORMATION, NON-COMPETITION

AND INVENTIONS AGREEMENT

I, the undersigned, Asaf Porat, ID # 032760084 (the “Employee”) acknowledge that as a result of my employment, I have in the past and/or may continue to develop, receive, or otherwise have access to confidential or proprietary information, which is of value to SleepX Ltd. (together with any affiliate, parent company or subsidiary, the “Company”). I therefore agree, as of the commencement of engagement between me and the Company, regardless of the date of execution of the Agreement, as a condition of my employment, as follows:

1. Definitions.

1.1 The term “Proprietary Information” means any and all knowledge, data or information of the Company and relating thereto that has come to my knowledge as a result of my work for the Company during my engagement. By way of illustration but not limitation, “Proprietary Information” includes (a) trade secrets, inventions, mask works, ideas, processes, formulas, source and object codes, data, programs, other works of authorship, know-how, improvements, discoveries, developments, designs and techniques (collectively referred to as “Inventions”); and (b) information regarding plans for research, development, new products, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, suppliers and customers; and (c) information regarding the skills and compensation of other employees of the Company. It is clarified that the term will not include information that is or has become public domain not by breach of my obligations.

1.2 The term “Proprietary Rights” shall mean all trade secrets, patents, copyrights, mask work and any other intellectual property rights throughout the world.

1.3 The term “Company Inventions” means any Inventions that are made or conceived or first reduced to practice or created by me, whether alone or jointly with others, during the period of my engagement with the Company, and which are: (i) developed using equipment, supplies, facilities or Proprietary Information of the Company, (ii) result from work performed by me for the Company, or (iii) related to the field of business of the Company, or to current or anticipated research and development.

1.4 The term “Company Proprietary Rights” means any Proprietary Rights in the Company Inventions.

2. Nondisclosure.

2.1 Recognition of Company’s Rights; Nondisclosure. At all times during my employment and thereafter, I will hold in strictest confidence and will not disclose, use, lecture upon or publish any of the Company’s Proprietary rights, except as such disclosure, use or publication may be required in connection with my work for the Company and in the best interest of the Company, or unless the Company expressly authorizes such in writing. I hereby assign to the Company, without any further royalty or payment, any rights I may have or acquire in such Proprietary Information and recognize that all Proprietary Information shall be the sole property of the Company and its assigns. Notwithstanding the foregoing, it is understood that, at all such times, I am free to use information which is generally known in the trade or industry, which is not gained as result of a breach of this Agreement or other conditions of my engagement with the Company, to whatever extent and in whichever way I wish.

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2.2 Third Party Information. I understand, in addition, that the Company has received and in the future will receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the term of my employment and thereafter, I will hold Third Party Information that has come to my knowledge from the Company during my employment period in the strictest confidence and will not disclose to anyone (other than Company personnel who need to know such information in connection with their work for the Company),and I will not use, except in connection with my work for the Company and in the best interest of the Company, Third Party Information unless previously expressly authorized by the Company in writing.

2.3 No Improper Use of Information of Prior Employers and Others. During my employment by the Company, I will not improperly use or disclose any confidential information or trade secrets, if any, of any former employer or any other person to whom I have an obligation of confidentiality, and I will not bring onto the premises of the Company any unpublished documents or any property belonging to any former employer or any other person to whom I have an obligation of confidentiality unless consented to in writing by that former employer or person.

3. Acknowledgement of Ownership; Assignment.

3.1 Prior Inventions. Section 3.3 below will not apply with respect to Inventions, if any, patented or unpatented, which I made prior to the commencement of my engagement with the Company. I have attached hereto, as Annex 1, a complete list of: (i) all Inventions to which I claim ownership and desire to remove from the scope of this Agreement, and acknowledge that such list is complete (the “Prior Inventions”), and (ii) any invention, improvement, development, concept, discovery or other proprietary information owned by me or in which I have an interest (“Employee Proprietary Information”). If no such list is attached to this Agreement, I hereby represent that I have no such Prior Inventions or Employee Proprietary Information at the time of this Agreement. I agree that I will not incorporate, or permit to be incorporated, any Prior Invention or Employee Proprietary Information in any Company product, process, machine or service without the Company’s prior written consent. If, in the course of my employment with the Company, I incorporate any Prior Invention or Employee Proprietary Information into any Company product, process, machine or service, then the Company is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license (with rights to sublicense through multiple tiers of sublicensees) to make, have made, import, export, modify, reproduce, display, publish, distribute, make available, use and sell such Prior Invention or Service Provider Proprietary Information (including through third parties on behalf of the Company), in any manner and in any media, unless otherwise agreed in writing between me and the Company.. I hereby represent and undertake that none of my previous employers or any entity with whom I was engaged, has any rights in any such Prior Inventions or Employee Proprietary Information and I am not subject to any limitations with respect to being engaged in the proposed business of the Company and/or my employment with the Company and such employment with the Company will not cause a breach of any of my agreements with the prior employers or entities or grant any of them any right in the results of my work.

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3.2 Disclosure of Inventions. I will promptly disclose in writing in confidence to the Company all Inventions deemed as Company Inventions. I will also disclose to the Company all such Inventions made, discovered, conceived, reduced to practice, or developed by me within six (6) months after the termination of my employment with the Company. Such disclosures shall be received by the Company in strict confidence (to the extent such Inventions are not assigned to the Company pursuant to this Agreement).

3.3 Assignment of Inventions. I hereby assign and agree to assign in the future to the Company all my right, title and interest in and to any and all Company Inventions and all Company Proprietary Rights whether or not patentable or registrable under copyright or similar statutes that do not otherwise automatically vest in the Company.

3.4 Non-assignable Inventions or Proprietary Rights. This Agreement will not be deemed to require assignment of any Prior Inventions or Employee Proprietary Information.

3.5 Government or Third Party. I also agree to assign all such rights, title and interests in and to any particular Company Invention to any third party, including without limitation government agency, as directed by the Company.

3.6 Works Made for Hire. I acknowledge that all original works of which are made by me (solely or jointly with others) within the scope of my employment the Company are and shall remain at all times the sole property of the Company pursuant to applicable copyright law.

3.7 Assignment or Waiver of Moral Rights. Any assignment of copyright hereunder (and any ownership of a copyright as a work made for hire) includes all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as “moral rights” and including (but not limited to) any rights to file claims or obtain any remedy in connection therewith (collectively “Moral Rights”). To the extent such Moral Rights cannot be assigned under applicable law and to the extent the following is allowed by the laws in the various countries where Moral Rights exist, I hereby irrevocably waive such Moral Rights and consent to any action of the Company that would violate such Moral Rights in the absence of such consent.

3.8 Enforcement of Proprietary Rights. I will assist the Company in every proper way to obtain, and from time to time enforce, any Company Proprietary Rights and Company Inventions in any and all countries. To that end I will execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such rights and the assignment thereof. In addition, I will execute, verify and deliver assignments of such rights to the Company or its designee. My obligation to assist the Company with respect to Company Proprietary Rights and Company Inventions in any and all countries shall continue beyond the termination of my employment, but the Company shall bear all related expenses and compensate me at a reasonable rate after my termination for the time actually spent by me at the Company’s request on such assistance.

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Service Inventions. For the removal of any doubt, it is hereby clarified that the provisions contained in this Sections 3 will apply also to any “Service Inventions” as defined in the Israeli Patent Law, 57-27-1967 (the “Patent Law”). In no event will such Service Invention become my property and the provisions contained in Section 132(b) of the Patent Law shall not apply unless the Company provides in writing otherwise.

I acknowledge and agree that the salary and other benefits which I am entitled to receive from the Company by virtue of my employment or engagement with the Company constitute the sole and exclusive consideration to which I am entitled, by virtue of any contract or law (including, but not limited to, the Patent Law), in respect of any and all Company Inventions and Company Proprietary Rights (and the assignment of the foregoing to the Company hereunder), and I hereby waive all past, present and future demands, contentions, allegations or other claims, of any kind, in respect thereof, including the right to receive any additional royalties, consideration or other payments. Without derogating from the aforesaid, it is hereby clarified that the level of my compensation and consideration has been established based upon the aforementioned waiver of rights to receive any such additional royalties, consideration or other payment. This agreement is expressly intended to be an agreement with regard to the terms and conditions of consideration for Service Inventions in accordance with Section 134 of the Patent Law.

4. Records. I agree to keep and maintain adequate and current records (in the form of notes, sketches, drawings and in any other form that may be required by the Company) of all Proprietary Information developed by me and all Inventions made by me, which records shall be available to and remain the sole property of the Company at all times.

5. Competitive Activities. In consideration for my terms of employment hereunder, which include special compensation for my undertakings under this Section 5, and in order to enable the Company to effectively protect its Proprietary Information, I agree and undertake that I will not, so long as the Agreement is in effect, for any reason whatsoever, directly or indirectly, in any capacity whatsoever, engage in, become financially interested in, be employed by any business or venture that is engaged in any activities competing with the activities of the Company at such time or, to my knowledge as planned at the time of termination. I agree and undertake that during the employment relationship and for a period of twelve (12) months following termination of this engagement for whatever reason, I will not, directly or indirectly, including personally or in any business in which I may be an officer, direCEOr or shareholder, solicit for employment any person who is employed by the Company, or any person retained by the Company as a consultant, advisor or the like (for purposes hereof, a “Consultant”), or was retained as an employee or a Consultant during the twelve (12) months preceding termination of my employment with the Company.

6. No Conflicting Obligation. I represent that my performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement to keep in confidence information acquired by me in confidence or in trust prior to my employment by the Company. I have not entered into, and I agree I will not enter into, any agreement either written or oral in conflict herewith.

7. Return of Company Documents. When I leave the employ of the Company, I will promptly deliver to the Company any and all drawings, notes, memoranda, specifications, devices, formulas, and documents, together with all copies thereof, and any other material containing or disclosing any Company Inventions, Third Party Information or Proprietary Information of the Company.

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8. Notification of New Employer. In the event that I leave the employ of the Company, I hereby consent to the notification of my new employer of my rights and obligations under this Agreement.

9. General Provisions.

9.1 Severability. In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. If moreover, any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to sums, duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

9.2 Successors and Assigns. This Agreement will be binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of the Company, its successors, and its assigns.

9.3 Survival. The provisions of this Agreement shall survive the termination of my employment and the assignment of this Agreement by the Company to any successor in interest or other assignee.

9.4 Waiver. No waiver by a party of any breach of this Agreement shall be a waiver of any preceding or succeeding breach. No waiver by a party of any right under this Agreement shall be construed as a waiver of any other right. No party shall be required to give notice to enforce strict adherence to all terms of this Agreement.

9.5 Entire Agreement. The obligations pursuant to this Agreement shall apply to any time during which I was previously employed, or am in the future employed, by the Company as a consultant if no other agreement governs nondisclosure and assignment of inventions during such period. This Agreement is the final, complete and exclusive agreement of the parties with respect to the subject matter hereof and supersedes and merges all prior discussions or agreements between us with respect to the subject matter hereof. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing and signed by both parties hereto. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.

9.6 Governing Law. This Agreement shall be governed by, and construed in accordance with the laws of the State of Israel, without giving effect to the rules respecting conflict-of-law, and the competent courts of Tel-Aviv-Jaffa shall have exclusive jurisdiction over all matters or disputes between arising out of or in connection with this Agreement.

9.7 Injunction. Any breach of this Agreement will cause irreparable harm to the Company, for which damages would not be a sufficient and adequate remedy, and therefore, the Company will be entitled as a matter of right to injunctive relief (on an ex-parte basis or otherwise) issued by any court of competent jurisdiction, restraining any violation, threatened violation or further violation of this Agreement by me or others acting on my behalf. The Company’s right to injunctive relief shall be cumulative and in addition to any other remedies provided by law or equity and without any requirement to post bond.

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I HAVE READ THIS AGREEMENT CAREFULLY AND UNDERSTAND ITS TERMS.

ACCEPTED AND AGREED TO:

Company:	Employee:

SleepX Ltd.	Asaf Porat

By:
Title:

Signature
Signature
Date
Date

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Exhibit C

GENERAL APPROVAL REGARDING PAYMENTS BY EMPLOYERS TO A PENSION FUND AND INSURANCE FUND IN LIEU OF SEVERANCE PAYUNDER THE SEVERANCE PAY LAW, 5723-1963

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